EXHIBIT 99.2

Press Release

TRIANGLE PETROLEUM ANNOUNCES PRICING OF
PRIVATE OFFERING OF 2,044,187 COMMON SHARES

Denver, Colorado, August 2, 2010 – Triangle Petroleum Corporation (“Triangle”) (TSXV: TPE; OTCBB: TPLM) today announced that it has priced its private offering (the “Private Offering”) of shares of its common stock (“Common Shares”) and entered into subscription and registration rights agreements with certain accredited investors for the private placement of 2,044,187 newly-issued Common Shares at a purchase price of $0.43 per share.  The net proceeds of the Private Offering are expected to be approximately $836,000.  Triangle intends to use the net proceeds for general corporate purposes, including acquisition of acreage, funding of drilling commitments and working capital.  Pursuant to the subscription and registration rights agreements, Triangle will provide limited “piggyback” registration rights to subscribers of shares in the Private Offering.

The closing of the Private Offering is scheduled to take place on August 5, 2010.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is neither an offer to sell nor a solicitation of an offer to buy the Common Shares or any other securities and shall not constitute an offer to buy, or a sale of, the Common Shares or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.  The Common Shares are not registered under the Securities Act of 1933, as amended, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws.  These statements speak only as of the date made and are subject to assumptions and estimates that Triangle’s management believes are reasonable based on currently available information.  Actual results or events may vary materially.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the discovery, estimation, development and replacement of oil and gas reserves; timing and amount of future production of oil and gas; the volatility of oil and gas prices; future operating or financial results; and the availability and terms of capital.  Further information on risks and uncertainties is available in Triangle’s filings with the SEC.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.